 Exhibit 1-A

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Class A Common Stock of U.S. Xpress Enterprises. Inc, and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 22nd day of June, 2007.

PATRICK E. QUINN

/s/Patrick E. Quinn_______________

QUINN FAMILY PARTNERSHIP

/s/Anna Marie Quinn_____________
By: Anna Marie Quinn
Its: General Partner